IOWA FIRST BANCSHARES CORP.
                                Second and Cedar
                              Muscatine, Iowa 52761
                                 (563) 263-4221

For more information contact:
D. Scott Ingstad, Chairman, President and CEO (563-262-4202)  Or
Kim K. Bartling, Executive Vice President, Chief Operating Officer & Treasurer (563-262-4216)

                                  PRESS RELEASE

        FOR RELEASE January 28, 2004, at 1:00 p.m. Central Standard Time

Iowa First  Bancshares  Corp.  Reports  Fourth  Quarter and Full Year  Financial
Results

Iowa First Bancshares Corp. (OTCBB IFST) today reported net income of $719,000 for the quarter ended December 31, 2003, compared to net income of $861,000 for the quarter ended December 31, 2002, a decrease of $142,000 or 16.5%. This decrease in net income resulted primarily from lower net interest income and noninterest income during the fourth quarter of 2003 compared to the fourth quarter of 2002. Diluted earnings per share were $.51 during the three months ended December 31, 2003, and $.60 for the comparable period the prior year, a decrease of $.09 or 15.0%.

Net income for the twelve months ended December 31, 2003, totaled $3,220,000 which was $350,000 or 9.8 % less than the comparable period last year. This decrease in net income was primarily attributable to lower net interest income and higher provision for loan losses during the year ended December 31, 2003, compared to the same period in 2002. This was partially mitigated by higher noninterest income during 2003 than during 2002. Diluted earnings per share for the twelve months ended December 31, 2003, of $2.27 were $.21, or 8.5%, lower than the prior year. The Company's return on average assets and return on average equity for the year ended December 31, 2003, was .83% and 12.9%, respectively.

Total average assets grew $5.3 million (1.4%), and total average deposits increased $12.3 million (4.5%) during 2003. Net interest margin of 3.22% declined from 3.39% when comparing 2003 and 2002. This translated into a decrease of $459,000 or 4.0% in net interest income for the twelve months ended December 31, 2003 compared to the twelve months ended December 31, 2002. The provision for loan losses was $645,000 in 2003, compared to only $440,000 in 2002. This $205,000, or 46.6%, increase was necessary to maintain an adequate allowance for loan losses. Net loan charge-offs totaling $769,000 during 2003 were substantially higher than the prior year which totaled only $318,000.

The Company during 2003 has repurchased for the treasury 8,600 shares or 0.6% of the total common shares outstanding as of the prior year end. The Company plans to continue repurchasing shares of its common stock as they become available. These share repurchases are possible due to the strong capital base and sufficient cash flow of Iowa First Bancshares Corp.

The board of directors declared a $.2425 per common share cash dividend to be paid to shareholders of record December 30, 2003. This dividend is 3.2% higher than the prior quarter's dividend and continues the Company's trend of increasing the annual dividend payout. Dividends paid during 2003 resulted in an annualized yield of over 3.50% on the December 31, 2002 stock price.

Iowa First Bancshares Corp. is a bank holding company headquartered in Muscatine, Iowa. The Company provides a wide array of banking and other financial services to individuals, businesses and governmental organizations through its two wholly-owned national banks located in Muscatine and Fairfield, Iowa. Iowa First Bancshares Corp. common stock is traded on the Over-The-Counter Bulletin Board market under the symbol IFST.


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

This press release contains forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. Forward-looking statements may relate to anticipated revenues, gross margins, earnings, and growth of the market for our services and products. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: uncertainties associated with market acceptance of and demand for the Company's services and products, impact of competitive products and pricing, dependence on fourth party suppliers, uncertainties associated with the development and deployment of technology, regulatory or other developments in the industry, and the emergence of future opportunities or threats. Investors are directed to the Company's 2002 Annual Report on Form 10-K which is filed with the Securities and Exchange Commission.

                        CONSOLIDATED FINANCIAL HIGHLIGHTS
              (Dollar amounts in thousands, except per share data)
                                   (unaudited)

                                    For the Three        For the Three       For the Twelve     For the Twelve
                                      Months Ended       Months Ended         Months Ended       Months Ended
                                   December 31, 2003   December 31, 2002   December 31, 2003   December 31, 2002
                                   -----------------------------------------------------------------------------
Net Interest Income ................    $ 2,712             $ 2,919              $11,142             $11,601
Provision for Loan Losses ..........        120                 110                  645                 440
Noninterest Income .................        647                 705                2,897               2,664
Noninterest Expense ................      2,216               2,321                8,798               8,711
Net Income After Income Taxes ......        719                 861                3,220               3,570

Net Income Per Common Share,
   Basic and Diluted ...............    $  0.51             $  0.60              $  2.27             $  2.48

                                                  As of               As of
                                           December 31, 2003   December 31, 2002
                                           -------------------------------------

Net loans ..............................         $266,925            $273,922
Total Assets ...........................          372,414             378,705
Total Deposits .........................          277,576             270,422

Tier 1 Capital .........................           31,320              29,504


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